UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

KINTERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50507	74-2947183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9605 Scranton Road, Suite 200 San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 795-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On April 2, 2007, the Board of Directors of Kintera, Inc. (the “Company”) approved the grant of options to purchase 500,000 shares of the Company’s common stock to Richard LaBarbera, in connection with his previously-announced appointment as the Company’s President and Chief Executive Officer. The stock options were granted under the Company’s Amended and Restated 2003 Equity Incentive Plan (the “Plan”). Options to purchase 250,000 shares vest over a four year period. Vesting of the remaining 250,000 shares is contingent upon meeting certain financial and operational targets, with options to purchase 125,000 shares vesting contingent upon the achievement of board-approved targets for the 2007 fiscal year and an additional 125,000 shares vesting contingent upon the achievement of board-approved targets for the 2008 fiscal year. In addition, the Board approved an increase in Mr. LaBarbera’s salary to $330,000, effective as of February 28, 2007, and an increase in the maximum bonus payable to Mr. LaBarbera to 70% of his salary.

In addition, on April 2, 2007, the Board granted an option to purchase 100,000 shares of the Company’s common stock under the Plan to Richard Davidson, the Company’s Chief Financial Officer. Options to purchase 50,000 shares vest over four years. Vesting of the remaining 50,000 shares is contingent upon meeting certain financial and operational targets, with options to purchase 25,000 shares vesting contingent upon the achievement of board-approved targets for the 2007 fiscal year and an additional 25,000 shares vesting contingent upon the achievement of board-approved targets for the 2008 fiscal year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINTERA, INC.

Date: April 4, 2007	/s/ Richard LaBarbera
Richard LaBarbera
President and Chief Executive Officer

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